EX-99.B-77B


                                   IVY FUNDS

SUB-ITEM 77B:  Accountant's report on internal control
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Ivy Funds:

In planning and performing our audits of the financial statements of Ivy Funds (the "Company") (including the Balanced Fund, Bond Fund, Cash Reserves Fund, Cundill Global Value Fund, Dividend Income Fund, European Opportunities Fund, Global Natural Resources Fund, International Fund, International Balanced Fund, International Value Fund, Mortgage Securities Fund, Pacific Opportunities Fund, Real Estate Securities Fund, Small Cap Value Fund and Value Fund) for the year ended March 31, 2005 (on which we have issued our report dated May 17, 2005), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Company's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Company's internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of March 31, 2005.

This report is intended solely for the information and use of the Company's management, the Board of Trustees and Shareholders of Ivy Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ Deloitte & Touche LLP
Kansas City, Missouri
May 17, 2005